     As filed with the Securities and Exchange Commission on August 21, 1998
                                                      Registration No. 333-55825

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -------------------

                       CHECKERS DRIVE-IN RESTAURANTS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                            58-1654960
  (STATE OR OTHER JURISDICTION                              (I.R.S. EMPLOYER
  OF INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)


                       14255 49TH STREET NORTH, BUILDING 1
                            CLEARWATER, FLORIDA 33762
                                 (727) 519-2000


               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               -------------------

                               JAMES J. GILLESPIE

                      14255 49TH STREET NORTH, BUILDING 1
                           CLEARWATER, FLORIDA 33762
                                  (727)519-2000

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------


                                   COPIES TO:
                             JANET S. MCCLOUD, ESQ.
         CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP
                      2121 AVENUE OF THE STARS, 18TH FLOOR
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-3000


                              -------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

                              -------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following
box.   [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.   [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.   [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.   [ ]

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                  Proposed             Proposed
                                                Amount             Maximum              Maximum            Amount of
           Title of Each Class of                to be         Offering Price          Aggregate          Registration
         Securities to be Registered          Registered         Per Unit(1)       Offering Price(1)         Fee(2)
----------------------------------------------------------------------------------------------------------------------
  Common Stock, $0.001 par value              20,294,877        $  1.203125         $ 24,417,273           $  7,203
                                              shares(3)

================================================================================

(1)      Estimated solely for purposes of calculating the Registration Fee.
(2)      Calculated pursuant to Rule 457(c) of the Securities Act.
(3) Includes 20 million shares issuable upon exercise of outstanding Warrants. Pursuant to Rule 416, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of future adjustments in accordance with the terms of the Warrants and the Options.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                                20,294,877 SHARES
                       CHECKERS DRIVE-IN RESTAURANTS, INC.
                                  COMMON STOCK





            Of the 20,294,877 shares of common stock, $.001 par value per share ("Common Stock") of Checkers Drive-In Restaurants, Inc., a Delaware corporation (the "Company" or "Checkers"), being offered hereby, 294,877 shares are held by the Selling Stockholders (see "Selling Stockholders") and 20,000,000 shares will be issued upon exercise of outstanding common stock purchase warrants (the "Warrants") of the Company. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders. The last reported sale price of the Common Stock, which is traded under the symbol "CHKR," on the NASDAQ National Market (the "NMS") on August 20, 1998 was $0.875 per share.


            SEE "RISK FACTORS" COMMENCING ON PAGE 3 FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

                                 --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS AFFILIATES SINCE THE RESPECTIVE DATES OF THIS PROSPECTUS.




                 The date of this Prospectus is August 25, 1998

                              AVAILABLE INFORMATION

            The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such periodic reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at its Chicago Regional Office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at its New York Regional Office at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained upon written request from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is quoted on the NMS, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

            This Prospectus constitutes part of a Registration Statement on Form S-3 (including all amendments and exhibits, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company. Any statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. For further information, reference is made to the Registration Statement, including exhibits and schedules thereto. The Registration Statement can be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


            The following documents, which have been filed by the Company with the Commission, are incorporated herein and specifically made a part hereof by this reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 1997, as amended (the "1997 10-K"); (ii) the Company's Quarterly Reports on Form 10-Q for the periods ending March 23, 1998 and June 15, 1998; (iii) the Company's Proxy Statement dated May 15, 1998; and (iv) the description of the Common Stock which is contained in the Company's Prospectus dated September 26, 1991. In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the respective dates of filing of such documents with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



            This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such documents not specifically incorporated by reference therein. Such requests should be addressed to the Company's principal office: Checkers Drive-In Restaurants, Inc., 14255

49th Street North, Building 1, Clearwater, Florida 33762, Attention: Secretary, Telephone No.: (727) 519-2000.


                                  RISK FACTORS


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

            THIS PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "RISK FACTORS" AS WELL AS WITHIN THE PROSPECTUS GENERALLY, INCLUDING THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ALSO, DOCUMENTS SUBSEQUENTLY FILED BY THE COMPANY WITH THE COMMISSION AND INCORPORATED HEREIN BY REFERENCE MAY CONTAIN FORWARD-LOOKING STATEMENTS. THE COMPANY CAUTIONS INVESTORS THAT ANY FORWARD-LOOKING STATEMENTS MADE BY THE COMPANY ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING BUT NOT LIMITED TO THE FOLLOWING:

            (I) THE COMPANY COMPETES WITH NUMEROUS WELL ESTABLISHED COMPETITORS WHO HAVE SUBSTANTIALLY GREATER FINANCIAL RESOURCES AND LONGER OPERATING HISTORIES THAN THE COMPANY. COMPETITORS HAVE INCREASINGLY OFFERED SELECTED FOOD ITEMS AND COMBINATION MEALS, INCLUDING HAMBURGERS, AT DISCOUNTED PRICES, AND CONTINUED DISCOUNTING BY COMPETITORS MAY ADVERSELY AFFECT REVENUES AND PROFITABLILITY OF COMPANY RESTAURANTS.


            (II) THE COMPANY WILL BE NEGATIVELY IMPACTED IF THE COMPANY IS UNABLE TO SUSTAIN SAME STORE SALES INCREASES THAT WERE EXPERIENCED DURING THE FIRST TWO QUARTERS OF 1998. SALES INCREASES WILL BE DEPENDENT, AMONG OTHER THINGS, ON SUCCESS OF COMPANY ADVERTISING AND PROMOTION OF NEW AND EXISTING MENU ITEMS. NO ASSURANCES CAN BE GIVEN THAT SUCH ADVERTISING AND PROMOTIONS WILL IN FACT BE SUCCESSFUL.


THE COMPANY MAY ALSO BE NEGATIVELY IMPACTED BY OTHER FACTORS COMMON TO THE RESTAURANT INDUSTRY SUCH AS: CHANGES IN CONSUMER TASTES AWAY FROM RED MEAT AND FRIED FOODS; INCREASES IN THE COST OF FOOD, PAPER, LABOR, HEALTH CARE, WORKERS' COMPENSATION OR ENERGY; AN INADEQUATE NUMBER OF HOURLY PAID EMPLOYEES; AND/OR DECREASES IN THE AVAILABILITY OF AFFORDABLE CAPITAL RESOURCES. THE COMPANY CAUTIONS THE READER THAT THIS LIST OF RISK FACTORS MAY NOT BE EXHAUSTIVE, PARTICULARLY WITH RESPECT TO FUTURE FILINGS.


DECREASING RESTAURANT SALES


            While the Company did experience a comparable store sales increase of 7.5% during the first two quarters of 1998, average net sales per Company-operated restaurant open for a full year declined each fiscal quarter from the second quarter of 1993 through the fourth quarter of 1997. Average net sales for Company-operated restaurants opened for a full year were approximately $1,021,000 and $605,000 for the 12-month periods ended March 31, 1993 and June 15, 1998, respectively. Management believes the decrease in average restaurant sales over this time period is primarily attributable to increased sales pressure from competitor discounting. The Company also cannibalized certain markets in fiscal 1993 and 1994. Cannibalization results from the addition of Company restaurants in existing markets in an attempt to increase market share, to reduce the possibility of entry by other double drive-thru concepts, to provide a sufficient sales base to support broadcast media advertising and to enhance customer convenience. As a result of the addition of Company restaurants in existing markets, the sales of certain Company restaurants have been adversely affected. See "Risk Factors -- Competitive Environment."


HISTORY OF OPERATING LOSSES

            Although the Company had an operating profit of approximately $2.7 million in the first two quarters of 1998, the Company has reported losses from operations in each of its last three fiscal years. Restaurant margins before advertising expense in 1997 increased from 4.0% to 10.9%, primarily as a result of reduced food, paper and labor costs as a percentage of sales. However, comparable restaurant sales decreased by 9.9% in 1997 compared to 1996. In 1997, under the direction of new top management, the Company implemented new programs designed to improve food, paper and labor costs in its restaurants, with a resulting decrease in these combined costs of 7.6% of sales in 1997. While management believes that such programs contributed to the Company's operating profit in the first two quarters of 1998, no assurance can be given that such programs will result in an operating profit in future quarters or for the full fiscal year.


COMPETITIVE ENVIRONMENT

            The fast food restaurant industry is highly competitive and can be significantly affected by many factors, including changes in local, regional or national economic conditions, changes in consumer tastes, consumer concerns about the nutritional quality of quick-service food and increases in the number of, and particular location of, competing quick-service restaurants. Factors such as inflation, increases in food, labor and energy costs, the availability and cost of suitable sites, fluctuating interest and insurance rates, state and local regulations and licensing requirements and the availability of an adequate number of hourly-paid employees can also adversely affect the fast food restaurant industry. In addition, major chains, which have operating concepts similar to or competitive with the Company and which also have substantially greater financial resources and longer operating histories than the Company, dominate the fast food restaurant industry. The Company competes primarily on the basis of food quality, price and speed of service. A significant change in pricing or other marketing strategies by one or more of these competitors could have an adverse impact on sales, earnings and growth of the Company. All of the major fast food chains have increasingly offered selected food items and combination meals at discounted prices. Beginning generally in the summer of 1993, the major fast food hamburger chains began to intensify their promotions of value priced meals, many specifically targeting the $.99 price point at which the Company sells its "Champ Burger(R)." This increased promotional activity has been sustained, and management believes that it has had a negative impact on the Company's sales. While the Company cannot predict the duration of this promotional activity or the extent to which this pricing may become more or less competitive, such pricing could have a continued adverse effect on the Company's sales and earnings.

CERTAIN FINANCING CONSIDERATIONS; LEVERAGE


            As of June 15, 1998, the Company had outstanding approximately $25.6 million principal amount of indebtedness under its Amended and Restated Credit Agreement dated as of November 22, 1996, as amended (the "Restated Credit Agreement"). Pursuant to the Restated Credit Agreement, the Company is required to maintain minimum consolidated EBITDA of $2.75 million for each four-week period after December 29, 1997. Consolidated EBITDA is defined as the sum of consolidated net income, interest expense, provision for income taxes and depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) minus non-cash items, in each case on a consolidated basis and determined in accordance with generally accepted accounting principles. In addition, there are limits on the Company's ability to incur capital expenditures, additional indebtedness or liens and on its ability to enter into transactions with affiliates. In February 1997, the Company obtained a waiver of its obligation under the Restated Credit Agreement to comply with the minimum consolidated EBITDA requirement, and in December 1997, the Company obtained an additional waiver of such obligation for the period from December 2, 1997 through March 23, 1998. While the Company is currently in compliance with the minimum consolidated EBITDA requirement, no assurance can be given that the Company will be able to comply in the future or to obtain an additional waiver if necessary. The degree to which the Company's assets are leveraged and the degree to which the Company is unable to meet the covenants referred to above may adversely affect the Company's ability to finance its future operations and could limit its ability to pursue business opportunities that may be in the interests of the Company and its stockholders.


RELIANCE ON KEY PERSONNEL

            Significant management changes have occurred since the end of the third quarter of fiscal 1997. In November 1997, James J. Gillespie became the Chief Executive Officer of Checkers and Rally's Hamburgers, Inc., a Delaware corporation ("Rally's"). In March 1998, Harvey Fattig became Executive Vice President and Chief Operating Officer of Checkers and Rally's. In December 1997, Joseph N. Stein, Executive Vice President and Chief Administrative Officer of Checkers, became Executive Vice President and Chief Financial Officer of Rally's. In January 1998, Richard Peabody became Chief Financial Officer of Checkers. In addition, effective November 30, 1997, Rally's and Checkers entered into a Management Services Agreement pursuant to which Checkers has agreed to provide key services to Rally's, including: executive management, financial planning and accounting, franchise, purchasing and human resources. As a result of this arrangement, the positions of substantially all of Rally's corporate personnel were eliminated by the end of January 1998, and Checkers' corporate personnel are providing substantially all services necessary for the day-to-day operations of Rally's business. In addition to Messrs. Gillespie, Fattig and Stein, James T. Holder, Senior Vice President, General Counsel and Secretary of the Company, serves as Senior Vice President, Assistant General Counsel and Secretary of Rally's. The success of Checkers will be dependent on the ability of the new senior management team of Checkers and Rally's to manage the operations of both companies. In addition, the Company's ability to attract and retain experienced successful executives to the management team will affect Checkers' performance. The loss of one or more members of senior management could adversely affect the Company's business and development.

SHARES ELIGIBLE FOR FUTURE ISSUANCE AND SALE; DILUTION OF VOTING POWER


            As of August 13, 1998, (i) 73,411,112 shares of Common Stock were outstanding, (ii) approximately 34.8 million shares of Checkers Common Stock were reserved for issuance in connection with the exercise of outstanding options and warrants, and (iii) approximately 5.2 million options to purchase shares of Common Stock were made available for grant under the Company's stock option plans pursuant to the approval of the Company's stockholders at the Annual Meeting held on June 11, 1998. In addition, the Company has increased the number of shares available under its 1990 Stock Option Plan by 4,500,000, pursuant to the approval of the Company's stockholders at the Annual Meeting to be held on June 11, 1998. The Company currently has an obligation to register the offer and sale of approximately 20.3 million shares of the Common Stock. The individuals or entities having registration rights for Common Stock will be entitled to sell such stock subject to any limitations under federal securities laws resulting from their relationship to the Company. There can be no assurance that any of these sales will not have an adverse effect on the market price for the Common Stock.



CONTINUED LISTING ON NASDAQ NATIONAL MARKET


            NASDAQ has adopted amendments to the requirements for continued listing on the NMS, including a requirement that the closing price of the common stock of each listed company not fall below the minimum trading value of $1.00 per share for any 30-day period. The market price of the Common Stock has closed below $1.00 an aggregate of 65 days from January 1 through August 13, 1998, with the longest consecutive period being 27 days. As of August 20, 1998, the closing per share price of the Common Stock on the NMS was $0.875 per share. In addition, it is possible that the market price of the Common Stock could be further adversely affected as a result of anticipated dispositions of Common Stock which the Company has an obligation to register under the Securities Act. If the market price of the Common Stock were to remain below $1.00 per share, no assurance can be given that the Company will be able to continue to list the Common Stock on the NMS. See "Risk Factors -- Shares Eligible for Future Issuance and Sale; Dilution of Voting Power."

ANTI-TAKEOVER PROVISIONS

            The Company's Certificate of Incorporation and Bylaws contain provisions restricting the ability of stockholders to: (i) call meetings of stockholders; (ii) nominate directors; (iii) present proposals for stockholder consideration; (iv) enter into certain transactions with the Company; and (v) amend the Certificate of Incorporation or Bylaws. Such provisions may have the effect of discouraging third parties from investing in or attempting to take control of the Company.

CONTROL BY PRINCIPAL STOCKHOLDER

            Rally's holds 19,130,960 shares of the Company's Common Stock (approximately 26.1% of the outstanding shares). Rally's announced on January 9, 1998 that it intends to acquire in open market purchases, from time to time, up to 1,000,000 shares of Common Stock of the Company, of which it has purchased 30,000 shares. No other stockholder of the Company beneficially owns 5% or more of the Company's Common Stock. Consequently, Rally's may be deemed to have the practical ability to have a significant influence on all matters put to a vote of the Company's stockholders.

GOVERNMENT REGULATION

            The restaurant business is subject to extensive federal, state and local government regulations relating to the development and operations of fast food restaurants, including regulations relating to building, parking, ingress and egress and zoning requirements and the preparation and sale of food and laws that govern the Company's relationship with their respective employees, such as minimum wage requirements, overtime and working conditions and citizenship requirements. The failure to obtain or retain food licenses or substantial increases in the minimum wage could adversely affect operations. The Company does not anticipate that the increases in the minimum wage will result in material upward pressure on the Company's prevailing wage scale. The Company is also subject to federal regulation and ceratin state laws which regulate the offer and sale of franchises to their respective franchisees.


                                   THE COMPANY


             Checkers develops, produces, owns, operates and franchises quick-service "double drive-thru" restaurants. Checkers' restaurants are designed to provide fast and efficient automobile-oriented service incorporating a 1950's diner and art deco theme, with a highly visible, distinctive and uniform look that is intended to appeal to customers of all ages. The restaurants feature a limited menu of high quality hamburgers, cheeseburgers and bacon cheeseburgers, specially seasoned french fries, hot dogs and chicken sandwiches as well as related items such as soft drinks and old fashioned premium milk shakes. The Company recently launched a new campaign with the tagline, "Fresh, because we just made it." Checkers wants consumers to know that their food is always made fresh on the spot, never pre-made like other quick service restaurants. As of June 15, 1998, there were approximately 483 Checkers restaurants operating in primarily in the Southeast and Mid-Atlantic regions. The Company's executive offices are located at 14255 49th Street North, Building 1, Clearwater, Florida 33762, and its telephone number is (727) 519-2000.



                                 USE OF PROCEEDS

             If all of the Warrants are exercised, the Company will receive approximately $14.9 million in net proceeds upon the issuance of an aggregate of 20 million shares of Common Stock. While the Company is contractually obligated to register the offer and sale of the shares of Common Stock underlying the

Warrants, no assurance can be given that any of such proceeds received by the Company would be added to its general working capital. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS


             The following table sets forth: (i) the names of the persons owning certain of the shares of Common Stock to which this Prospectus relates; (ii) the number of shares of Common Stock beneficially owned by each such person as of August 13, 1998; (iii) the number of shares of Common Stock which may be sold by each such person pursuant hereto; and (iv) the number of shares of Common Stock to be owned, and the corresponding percentage of the total number of shares of Common Stock to be outstanding assuming the sale of all of the shares of Common Stock offered pursuant hereto. The table does not include shares of Common Stock which may be issued upon exercise of the Warrants.



                                                                                         BENEFICIAL OWNERSHIP AFTER SALE

                                                                                     SHARES TO BE HELD
                                                                                         ASSUMING
                                SHARES BENEFICIALLY         SHARES WHICH MAY            ALL OFFERED          PERCENTAGE OF
SELLING STOCKHOLDER                   OWNED(1)                 BE OFFERED              SHARES ARE SOLD       OUTSTANDING (2)
-------------------             -------------------         ----------------         ------------------      ---------------
Glen Cochran(3)                        45,353                    45,353(4)                45,353                    *


Raymond James &
  Associates(5)                       249,524                   249,524(6)                   -0-                    *

----------------------
*  Represents less than 1% of class.

            (1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.


            (2) Based on 73,411,112 shares outstanding as of August 13, 1998.


            (3) Mr. Cochran served as Executive Vice President of Fidelity National Financial Title Insurance Company until September 1997.

            (4) Acquired in a private placement in February 1997.

            (5) Raymond James & Associates was engaged by Checkers at various times through July 1997 to provide financial advice. Such firm provided financial advice in connection with a private placement by Checkers in February 1997.

            (6) Shares acquired by Raymond James & Associates from Checkers as partial payment for its services.

            The shares of Checkers Common Stock offered hereby may be sold on the NMS, at prices then prevailing, in negotiate transactions or otherwise. With respect to transactions on the NMS, any Selling Stockholder will pay the regular commissions of brokers for effecting such sales. With respect to Common Stock to be issued on exercise of the Warrants, the Company will issue such shares to the holder of such Warrant upon receipt of a notice of exercise and the consideration called for pursuant to the terms thereof.

                              CERTAIN LEGAL MATTERS


            Certain legal matters in connection with the validity of the shares of Common Stock to which this Prospectus relates will be passed upon for the Company by James T. Holder, Esq., Senior Vice President, General Counsel and Secretary of the Company.


                                     EXPERTS

            The consolidated financial statements and schedules of Checkers Drive-In Restaurants, Inc. and subsidiaries as of December 29, 1997 and December 30, 1996 and for each of the years in the three-year period ended December 29, 1997, included in the Company's Form 10-K for the fiscal year ended December 29, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                      24,417,273
                                                                       SHARES


                                                                    COMMON STOCK


                            TABLE OF CONTENTS


                                                                  Page
                                                                  ----

Available Information  . . . . . . . . . . . . . . . . . . . . . . 2

Documents Incorporated By Reference  . . . . . . . . . . . . . . . 2

Risk Factors   . . . . . . . . . . . . . . . . . . . . . . . . . . 3

The Company    . . . . . . . . . . . . . . . . . . . . . . . . . . 6

Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . 6

Selling Stockholders   . . . . . . . . . . . . . . . . . . . . . . 8
                                                                                          CHECKERS DRIVE-IN RESTAURANTS, INC.
Certain Legal Matters  . . . . . . . . . . . . . . . . . . . . . . 9

Experts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9




                                                                      PROSPECTUS


                                                                 AUGUST 25, 1998

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following is a statement of estimated fees and expenses payable or reimbursable by the Registrant in connection with the issuance and distribution of the Common Stock, subject to future contingencies.

  SEC registration fee ........................................     $   7,203
  Legal fees ..................................................        25,000
  Accountants' fees ...........................................         1,000
  Blue sky fees ...............................................         5,000
  Miscellaneous ...............................................        15,000
                                                                    ---------
                              TOTAL                                 $  53,203


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law ("DGCL") provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and amounts paid in settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

  The Company's Bylaws provide that the Company shall indemnify its directors and such officers, employees and agents as it may from time to time designate, to the fullest extent permitted by Section 145 of the DGCL, as now existing or as may hereafter be amended.

  In accordance with Section 102(b)(7) of the DGCL, the Company's Restated Certificate of Incorporation limits the personal liability of its directors for violations of their fiduciary duty. The Certificate of Incorporation eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the section of the Delaware law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence. This provision will not, however, limit in any way the liability of directors for violations of the Federal securities laws. In addition, the stockholders and the Board of Directors of the Company have approved the execution by the Company of indemnification agreements with the Directors and certain officers of the Company, the form of which was filed with the Securities and Exchange Commission on September 26, 1992, as Exhibit 4.4 to the Registration Statement of the Company on Form S-1 (File No. 33-42996).

  Checkers carries Directors' and Officers' liability insurance, with coverage of $40 million, which is maintained in effect on a yearly basis, expiring on March 1, 1999.

  The above discussion of the Company's Certificate of Incorporation and Bylaws and Sections 102(b)(7) and 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, Bylaws and statutes.

ITEM 16.  EXHIBITS.

  (a) The following is a list of Exhibits filed herewith as a part of this Registration Statement:


Exhibit Number                       Description of Document
     5                        Opinion of James T. Holder, Esq.
    23.1                      Consent of KPMG Peat Marwick  LLP
    23.2                      Consent of James T. Holder, Esq. (see Exhibit 5)
    24                        Power of Attorney (see page II-4)
  -------



ITEM 17.  UNDERTAKINGS.

  (a)               The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration
Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

                    (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement.

  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

  (b) The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on the 19th day of August, 1998.




                                   CHECKERS DRIVE-IN RESTAURANTS, INC.

                                                   *

                                   BY
                                     --------------------------------------
                                      James J. Gillespie
                                      President and Chief Executive Officer




                                POWER OF ATTORNEY

           We, the undersigned directors and officers of Checkers Drive-In, Inc. do hereby constitute and appoint James J. Gillespie, Joseph N. Stein and James
T. Holder or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




                   SIGNATURE                          TITLE                              DATE
                   ---------                          -----                              ----
                     *                          President, Chief                      August 19, 1998
              James J. Gillespie                Executive Officer and
                                                Director
                                                (Principal Executive
                                                Officer)


         SIGNATURE                          TITLE                                 DATE
         ---------                          -----                                 ----
             *                        Vice President and Chief               August 19, 1998
--------------------------            Financial Officer
    Richard A. Peabody                (Principal Financial and
                                      Accounting Officer)

             *                        Chairman of the Board                  August 19, 1998
--------------------------            and Director
   William P. Foley, II

                                      Director                               August 19, 1998
--------------------------
   Terry N. Christensen


             *                        Director                               August 19, 1998
-------------------------
   Frederick E. Fisher



             *                        Director                               August 19, 1998
-------------------------
    Clarence V. McKee



             *                        Director                               August 19, 1998
------------------------
     Burt Sugarman



             *                        Director
------------------------
   C. Thomas Thompson


*By:    s/ James T. Holder                                                   August 19, 1998
      ---------------------------
        JAMES T. HOLDER
        ATTORNEY-IN-FACT